UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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PARK STERLING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1043 East Morehead Street, Suite 201
Charlotte, North Carolina 28204

April 16, 2012
TO THE SHAREHOLDERS OF
PARK STERLING CORPORATION

We are pleased to invite you to attend the 2012 Annual Meeting of Shareholders of Park Sterling Corporation. The Annual Meeting will be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina, on Wednesday, May 30, 2012 at 8:30 A.M., local time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement, each of which we urge you to read carefully. In addition, enclosed is a proxy card and a copy of our Annual Report on Form 10-K for the year ended December 31, 2011.

Even if you plan to attend the Annual Meeting, I encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting either by Internet or by mail. Instructions regarding Internet voting are included on the proxy card. If you choose to submit a proxy by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you may revoke your proxy at any time before it is exercised as explained in the Proxy Statement.

Thank you for your interest in Park Sterling.

Sincerely, James C. Cherry Chief Executive Officer

PARK STERLING CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on
MAY 30, 2012

TO OUR SHAREHOLDERS:

The 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Park Sterling Corporation (the “Company”) will be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina, on Wednesday, May 30, 2012, at 8:30 A.M., local time, for the following purposes:

1.	To elect three directors of the Company to serve three-year terms expiring in 2015, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To provide an advisory (nonbinding) vote on the compensation of the Company’s named executive officers, commonly referred to as a “say on pay” vote;

4.	To provide an advisory (nonbinding) vote on the frequency of “say on pay” votes; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

We have fixed March 28, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of the Company’s Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting by Internet or by mail, as described in the accompanying Proxy Statement. You may also vote your shares in person at the Annual Meeting.  To obtain directions to be able to attend the Annual Meeting and vote in person, please call Stephen A. Arnall at (704)-716-2134.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 30, 2012. The Proxy Statement, form of proxy and the Company’s annual report to shareholders are available on the Company’s website at www.parksterlingbank.com.

By order of the Board of Directors Stephen A. Arnall Secretary

April 16, 2012

PARK STERLING CORPORATION
1043 East Morehead Street, Suite 201
Charlotte, North Carolina 28204

Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS
to be held on
MAY 30, 2012

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Park Sterling Corporation (the “Company”) of proxies to be used at the 2012 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 30, 2012, at 8:30 A.M., local time, at 4201 Congress Street, Suite 210, Charlotte, North Carolina, and at any adjournment or adjournments thereof.  These proxy materials are first being mailed or made available to shareholders on or about April 16, 2012.

The entire cost of soliciting these proxies will be borne by the Company.  In addition to the delivery of the proxy materials by mail, the Company may request banks, brokers and other record holders, or a proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of the Company’s common stock (the “Common Stock”) and secure their voting instructions and will reimburse them for their reasonable expenses in so doing.  The Company has not engaged a proxy solicitor to solicit proxies from shareholders; however, the Company retains the right to do so if it deems such solicitation necessary.  Furthermore, the Company may also use one or more of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either in person, by telephone, by e-mail, or by special letter.

Business to be Transacted

At the Annual Meeting, we will ask you to:

1.	Elect three directors of the Company to serve three-year terms expiring in 2015, or until their successors are duly elected and qualified;

2.	Ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	Provide an advisory (nonbinding) vote on the compensation of the Company’s named executive officers, commonly referred to as a “say on pay” vote;

4.	Provide an advisory (nonbinding) vote on the frequency of “say on pay” votes; and

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

No other items are scheduled to be voted upon.

Who May Vote

Shareholders of record of Common Stock as of the close of business on March 28, 2012, the record date established by the Company’s Board of Directors, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, either in person or by proxy.  Each share of Common Stock is entitled to one vote on each matter expected to be presented at the Annual Meeting, including the election of directors. On the record date, there were 32,643,627 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Voting Methods

You may vote at the Annual Meeting: (i) in person, (ii) by mail via your proxy card, or (iii) on the Internet in accordance with the instructions on your proxy card. If a bank, broker or other nominee (“broker”) holds your shares, you will receive voting instructions directly from the holder of record.

Voting by Proxy

The form of proxy solicited by the Board of Directors permits you to specify a choice between “for” and “withhold authority” to vote for each nominee for election as director, and a choice among “for”, “against”, and “abstain” with respect to, each of the other matters to be acted upon at the Annual Meeting.  All shares represented by valid proxies that the Company receives through this solicitation, and that are not revoked, will be voted according to your instructions on the proxy card or as instructed via the Internet. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations. If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on these matters in accordance with their best judgment. The proxies also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board of Directors’ recommendations.

Revocability of Proxies

Even if you execute a proxy, you retain the right to revoke it and change your vote by notifying us at any time before your proxy is voted. You may revoke a proxy at any time by submitting written notice of revocation to the Company’s Secretary before the proxy is exercised, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. Unless so revoked, the shares of Common Stock represented by the valid proxies received pursuant to this solicitation will be voted in accordance with the specifications given therein.

Quorum and Vote Necessary for Action

Quorum. The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

Broker Non-Votes. A broker holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The broker, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not vote on a particular proposal because the broker does not have discretionary voting power for that item and has not received instructions from you.  Broker non-votes, if any, will be counted for purposes of determining a quorum but will not be treated as votes cast and therefore will have no effect on the vote required for a particular matter.

“Routine” and “Non-routine” Matters. The ratification of the reappointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2012 (Proposal 2) is considered a routine matter under applicable stock exchange rules. Therefore, even if your broker does not receive voting instructions from you, the broker is entitled (but not required) to vote your shares on this proposal. The election of directors (Proposal 1), the advisory “say on pay” vote (Proposal 3), and the advisory vote on the frequency of “say on pay” votes (Proposal 4) are considered non-routine matters under applicable stock exchange rules, and your broker is not entitled to vote your shares on these proposals without your instructions.

Abstentions. If you abstain from voting on a particular matter, your vote will be counted for purposes of determining whether a quorum is present but will not be treated as cast either for or against that matter.

Required Vote. Directors are elected by a plurality vote of shares present at the Annual Meeting. This means that with respect to the election of directors (Proposal 1), the nominees receiving the largest number of affirmative votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At the Annual Meeting, the maximum number of directors to be elected is three. You may vote “for” or “withhold authority” with respect to the election of directors. Only votes “for” or “withhold authority” are counted in determining whether a plurality has been cast in favor of a director. You may not cumulate votes in the election of directors.

Ratification of the appointment of Dixon Hughes Goodman LLP (Proposal 2) requires the affirmative vote of the majority of the votes cast with respect to this matter at the Annual Meeting. Say on pay (Proposal 3) and the frequency of say on pay votes (Proposal 4) are advisory votes that will not be binding on the Board of Directors.  The Board of Directors will, however, strongly consider the outcome of these votes in determining the compensation of named executive officers and how often shareholders are provided a say on pay vote.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of Common Stock as of April 1, 2012 by those persons known to the Company to be the beneficial owners of more than five percent of the Common Stock, based solely on the most recent Schedule 13D and 13G reports filed with the SEC and the information contained in those filings. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Huber Capital Management LLC (2) 10940 Wilshire Boulevard, Suite 925 Los Angeles, CA 90024	2,044,016	6.26%
The Banc Funds Company L.L.C. (3) 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	1,814,459	5.56%

(1)
“Beneficial Ownership” for purposes of the table is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)
Huber Capital Management LLC reported in its Schedule 13G filed with the SEC on February 9, 2012 that it had sole power to vote 941,722 shares, shared power to vote 451,980 shares, and sole power to dispose over 2,044,016 shares.

(3)
Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. jointly reported in a Schedule 13G filed with the SEC on February 10, 2012, as follows: (i) Banc Fund VI L.P. had sole power to vote and sole power to dispose over no shares, (ii) Banc Fund VII L.P. had sole power to vote and sole power to dispose over 708,183 shares and (iii) Banc Fund VIII L.P. had sole power to vote and sole power to dispose over 1,106,276 shares. Charles J. Moore, President and principal shareholder of The Banc Funds Company, L.L.C., the general partner of the general partner of each of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. has sole power to vote and dispose over the shares held by each of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P.

Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of Common Stock as of April 1, 2012 by all current directors and all nominees for director of the Company and the executive officers named in the Summary Compensation Table for 2012 included later in this Proxy Statement, and of such directors and all executive officers of the Company as a group.  Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
Walter C. Ayers	28,490	(1)	*
Leslie M. (Bud) Baker, Jr.	338,494	(2)	1.04%
Larry W. Carroll	425,265	(3)	1.30%
James C. Cherry	354,232	(4)	1.09%
Jean E. Davis	74,640	(5)	*
Nancy J. Foster	192,480	(6)	*
David L. Gaines	282,638	(7)
Patricia E. Hartung	61,323		*
Thomas B. Henson	173,368	(8)	*
Jeffrey S. Kane	31,948	(9)	*
Bryan F. Kennedy, III	294,068	(10)	*

All directors and executive officers as a group (11 persons)	2,256,946	(11)	6.91%
*  Less than 1%

(1)
Includes (i) 13,860 shares of restricted stock, as to which Mr. Ayers has sole voting power but no investment power prior to vesting, and (ii) 10,780 shares that may be acquired upon exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(2)
Includes (i) 153,847 shares held in a family trust, (ii) 17,325 shares of restricted stock, as to which Mr. Baker has sole voting power but no investment power prior to vesting, and (iii) 13,475 shares that may be acquired upon exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(3)
Includes (i) 25,000 shares held by Carroll Financial Associates, (ii) 26,000 shares held by the Carroll Financial Associates Profit Sharing Plan, as to which Mr. Carroll has shared voting and investment power, (iii) 47,905 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition; and (iv) 13,860 shares of restricted stock, as to which he has sole voting power but no investment power prior to vesting.

(4)
Includes (i) 155,925 shares of restricted stock, as to which Mr. Cherry has sole voting power but no investment power prior to vesting, and (ii) 121,275 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(5)
Includes (i) 13,860 shares of restricted stock, as to which Ms. Davis has sole voting power but no investment power prior to vesting, and (ii) 10,780 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which she would have sole voting and investment power upon acquisition.

(6)
Includes (i) 97,020 shares of restricted stock, as to which Ms. Foster has sole voting power but no investment power prior to vesting, and (ii) 75,460 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which she would have sole voting and investment power upon acquisition.

(7)
Includes (i) 117,810 shares of restricted stock, as to which Mr. Gaines has sole voting power but no investment power prior to vesting, and (ii) 91,630 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(8)
Includes (i) 58,298 shares held in trust, (ii) 1,910 shares held by Mr. Henson’s children, as to which they have sole voting and investment power and which he is deemed to beneficially own, (iii) 35,530 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition, and (iv) 13,860 shares of restricted stock, as to which he has sole voting power but no investment power prior to vesting.

(9)
Includes (i) 2,308 shares held jointly with Mr. Kane’s spouse, as to which he has shared voting and investment power, (ii) 13,860 shares of restricted stock, as to which Mr. Kane has sole voting power but no investment power prior to vesting, and (iii) 10,780 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(10)
Includes (i) 2,750 shares held by Mr. Kennedy’s spouse, as to which she has sole voting and investment power and he is deemed the beneficial owner, (ii) 168,272 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition, and (iii) 97,020 shares of restricted stock, as to which he has sole voting power but no investment power prior to vesting.

(11)
Includes (i) 1,083,691 shares owned of record and beneficially by such persons; (ii) 28,308 shares owned beneficially by such persons, as to which they have shared voting and investment power; (iii) 4,660 shares owned beneficially by such persons, as to which they have no voting and investment power; (iv) 585,887 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which such persons would have sole voting and investment power upon acquisition; and (v) 554,400 shares of restricted stock, as to which such persons have sole voting power but no investment power prior to vesting.

PROPOSAL 1

 ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide that the Board of Directors will consist of at least six but not more than sixteen members. The exact number of directors is determined from time to time by the vote of a majority of directors. The directors are divided into three classes having staggered three-year terms. Each class of directors is as nearly equal in number as possible.

The number of directors currently is fixed at eight, with three members currently serving terms expiring in 2012, two members currently serving terms expiring in 2013, and three members currently serving terms expiring in 2014. Each director also currently serves as a director of Park Sterling Bank, the Company’s wholly owned banking subsidiary (the “Bank”).

The Board of Directors has nominated James C. Cherry, Patricia C. Hartung and Thomas B. Henson, all of whom currently are directors of the Company and whose terms expire at the Annual Meeting, for re-election by the shareholders.  Ms. Hartung, who is standing for election at the Annual Meeting for the first time, was added as a director in connection with the merger of Community Capital Corporation (“Community Capital”) with the Company on November 1, 2011. Ms. Hartung initially was identified by the board of directors of Community Capital and recommended by the Nominating and Governance Committee of the Board of Directors. Each director elected will serve until the 2015 Annual Meeting of Shareholders or until such director’s earlier resignation or retirement or until a successor is elected and qualifies to serve. Although the Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, the persons names as proxies in the accompanying form of proxy may vote for a substitute nominee proposed by the Board of Directors.

Proxies may not be voted for a number of persons greater than the number of nominees.

The Board of Directors recommends a vote FOR each of JAMES C. CHERRY, PATRICIA C. HARTUNG, and THOMAS B. HENSON for election as directors of the Company. Properly submitted proxies will be voted FOR election of Mr. Cherry, Ms. Hartung and Mr. Henson unless otherwise specified.

Board of Directors

The names, ages and principal occupations (which have continued for at least the past five years unless otherwise indicated) and certain other information, including the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company, with respect to each of the nominees and continuing directors are set forth below.

Nominees for Terms Expiring in 2015

James C. Cherry. Mr. Cherry, age 61, has served as Chief Executive Officer of the Company since its formation and of the Bank since its public offering in August 2010 (the “Public Offering”). He retired as the Chief Executive Officer for the Mid-Atlantic Banking Region at Wachovia Corporation in 2006, and previously served as President of Virginia Banking, Head of Trust and Investment Management, and in various positions in North Carolina banking including Regional Executive, Area Executive, City Executive, Corporation Banking and Loan Administration Manager, and Retail Banking Branch Manager for Wachovia. Mr. Cherry was formerly Chairman of the Virginia Bankers Association.  He is currently a trustee of the Virginia Museum of Fine Arts and a director of Sigma Nu Educational Foundation, Inc.  Mr. Cherry’s

extensive experience in commercial and retail banking operations, credit administration, product management and merger integration at Wachovia, which was focused in the Carolinas and Virginia, provides the Board of Directors with significant expertise important to the oversight of the Company and expansion into its target markets.  Mr. Cherry has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Bank’s Public Offering.

Patricia C. Hartung. Ms. Hartung, age 58, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990, and previously as its Assistant Director. Ms. Hartung served as Chairman of Community Capital prior to its merger with the Company in November 2011, having assumed that role in 2007, and was a director of Community Capital since its formation in 1988. During her tenure as a director of Community Capital and since becoming a member of the Board of Directors, Ms. Hartung has developed knowledge of both the banking industry and the Company’s business, history, organization, and executive management which, together with her personal understanding of many of the markets that we serve, has enhanced her ability to serve the Board of Directors.  In addition, as former Chairman of Community Capital, Ms. Hartung brings community bank and public company board experience. Ms. Hartung has been a director of the Company since November 2011.

Thomas B. Henson. Mr. Henson, age 57, is the co-founder and has been President and Chief Executive Officer of Henson-Tomlin Interests, LLC, a private investment firm, as well as the co-founder and Senior Managing Partner of Southeastern Private Investment Fund, a private investment firm, since 1999. Prior to forming the private investment firms, Mr. Henson was an attorney with Robinson Bradshaw & Hinson, P.A., specializing in mergers and acquisitions.  Mr. Henson is currently a director of Cato Corporation. Mr. Henson brings valuable experience negotiating and closing mergers and acquisitions, which is an important component of the Company’s growth strategy, to the Board of Directors, as well as securities law knowledge and a legal background and interest in corporate governance, which are valuable to the Board of Directors in governing a public company. Mr. Henson also brings a background of successful entrepreneurial experience which is supportive of the Company’s organic growth strategy.  Mr. Henson has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since 2006.

Directors with Terms Expiring in 2014

Walter C. Ayers. Mr. Ayers, age 70, is the retired President and Chief Executive Officer of the Virginia Bankers Association, a position in which he served for 24 years until his retirement at the end of 2006. Past board affiliations include the American Bankers Professional Fidelity and Insurance Company, the American Bankers Insurance Association, and Bay Banks, Inc.  Mr. Ayers also served as a member of the American Bankers Association’s Communications Counsel, Government Relations Council, Deposit Insurance Reform Task Force, and the State Association Division Executive Committee.  He brings extensive knowledge of community and regional banking, particularly in the Commonwealth of Virginia, including strategic, financial and regulatory considerations, to the Board of Directors. His knowledge of and relationships with banks in Virginia are expected to support the Company’s growth ambitions in that market.  He also brings national experience with banking-related industry associations and government relations. In addition, as a former director of Bay Banks, Inc., Mr. Ayers brings community bank and public company board experience.  Mr. Ayers has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Bank’s Public Offering.

Jean E. Davis. Ms. Davis, age 56, retired as the head of Operations, Technology and e-Commerce of Wachovia Corporation in 2006, a position that she held since 2001.  She previously served as the Head of Operations and Technology, Human Resources, Head of Retail Banking, and in several office executive, regional executive and corporate banking roles for Wachovia.  She is currently a member of the YMCA of Greater Charlotte Metropolitan Board of Directors, and the United Family Services Board.  Ms. Davis

previously served as a member of the Financial Services Roundtable, the University of North Carolina at Greensboro Board of Trustees and as a member of the Board of Visitors of the University of North Carolina at Chapel Hill. Ms. Davis brings extensive knowledge of bank operations and technology, as well as human resources, to the Board of Directors, both of which are important to the Company’s long-term success. In addition, she brings a strong background in retail banking, merger due diligence and merger integration experience.  Ms. Davis has been a director of the Company since March 2011.

Jeffrey S. Kane. Mr. Kane, age 58, retired as Senior Vice President in charge of the Charlotte Office of the Federal Reserve Bank of Richmond in 2009, which included overall responsibility for Fifth District Cash Operations, Reserve Accounts and Loans functions. He was previously responsible for Banking Supervision and Regulation for the Fifth District, and began his banking career as a lending officer at the Bank of Virginia. Mr. Kane brings extensive experience in bank regulatory matters to the Board of Directors. This includes significant knowledge of supervisory matters, soundness considerations, regulatory compliance, application approval and central bank operations.  Mr. Kane also brings strong knowledge of commercial and retail banking markets in the Carolinas and Virginia, from a regulatory perspective, to the Board of Directors. His past involvement with education initiatives for bank directors is also valuable to our Board of Directors.  Mr. Kane has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Bank’s Public Offering.

Directors with Terms Expiring in 2013

Leslie M. (Bud) Baker, Jr. Mr. Baker, age 69, retired as Chairman of the Board of Wachovia Corporation in 2003. He previously served as President and Chief Executive Officer, Operating Officer, President of the North Carolina bank, Chief Credit Officer, and Manager of the International Division of Wachovia. Mr. Baker is a founder of the National Museum of the Marine Corps and a member of the board of trustees of the Marine Corp Heritage Foundation.  Past board affiliations include Marsh & McLennan Companies, Inc., the Federal Advisory Council of the Federal Reserve, International Monetary Conference, Financial Services Roundtable, American Bankers Association, American Red Cross, Carolina Power & Light, Wake Forest University, the North Carolina Zoological Society, the Knight Foundation, Novant Health, Acuity Brands, National Humanities Center, Old Salem, Inc., the North Carolina Arboretum and the Hunt Institute of Education. As the former chief executive officer of a successful regional and super-regional bank, Mr. Baker brings exceptional knowledge of all aspects of managing and overseeing our Company to the Board of Directors.  His experience with retail banking, commercial banking, product management, financial management, risk management, mergers and acquisitions, capital raising, and regulatory and government relations are valuable to the Board of Directors.  In addition, Mr. Baker brings a keen interest in both economic analysis and corporate governance to the Board of Directors, as well as experience as a public company director.  Mr. Baker has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Bank’s Public Offering.

Larry W. Carroll. Mr. Carroll, age 60, has been the President of Carroll Financial Associates, Inc., a financial planning company, since 1980. He currently serves on the Board of Directors of Carroll Financial Associates, Inc., the Board of Trustees of Wingate University, and the Board of Directors of the Cultural and Heritage Foundation. Prior to the Bank’s Public Offering, Mr. Carroll also served as Chairman of the Board of Directors of the Bank. He began his career as a public accountant with KPMG LLC (USA). Mr. Carroll brings expertise in the financial services industry and capital markets to the Board of Directors, including a deep understanding of the wealth management business.  His experience as a public accountant is important to our Audit Committee and Board of Directors, and his successful entrepreneurial experience is supportive of the Company’s organic growth strategy.  In addition, his deep knowledge of and connections to community banking in the Carolinas is important to the Company’s acquisition strategy.  Mr. Carroll has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since 2006.

No nominee for director, director or executive officer of the Company has a family relationship as close as first cousin with any other nominee for director, director or executive officer of the Company.

Compensation of Directors

Under the Company’s current director compensation policy, the Chairman of the Board of Directors is paid an annual $45,000 fee, payable monthly, for service as Chairman of the Company, and each non-employee director is paid an annual $20,000 fee, payable monthly, for service as a director of the Company.  In addition, each of the Chairman and each non-employee director is paid a $500 fee for attending meetings of the full Board of Directors, whether in person or by telephone.  The Company currently does not pay fees to directors for chairing committees or attending meetings of any committees of the Board of Directors.

Directors also are eligible for awards under the Park Sterling Corporation 2010 Long-Term Incentive Plan (the “LTIP”), pursuant to which nonstatutory stock options, stock appreciation rights and other stock-based awards (including, without limitation, restricted stock awards) can be awarded to directors from time to time, in the discretion of the Board of Directors and the Nominating and Governance Committee. During the fiscal year ended December 31, 2011, pursuant to the LTIP and as contemplated at the time of the Public Offering, the Company granted 13,860 performance-based restricted shares (17,325 shares with respect to the Chairman) to each of the non-employee directors of the Company, with the exception of Ms. Hartung who was not a director of the Company prior to the acquisition of Community Capital. Approximately one-third of the performance-based restricted shares will vest when the trading price of Common Stock is equal to or greater than $8.125, $9.10, and $10.30, respectively, in each case for a period of 30 consecutive trading days. No other equity awards were granted to the non-employee directors in 2011.

The table below summarizes the total compensation paid to or earned by non-employee directors of the Company during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Walter C. Ayers	26,000	54,234	80,234
Leslie M. (Bud) Baker, Jr.	51,000	67,793	118,793
Larry W. Carroll	26,000	54,234	80,234
Jean E. Davis	21,667	54,234	75,901
Patricia C. Hartung	4,333	-	4,333
Thomas B. Henson	26,000	54,234	80,234
Jeffrey S. Kane	26,000	54,234	80,234

(1)
James C. Cherry, the Company’s Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Cherry as an employee of the Company is shown in the Summary Compensation Table provided later in this Proxy Statement.

(2)
Amounts reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, related to stock awards granted during the fiscal year ended December 31, 2011. The assumptions used in the calculation of these amounts, if any, are included in Note 17, “Employee and Director Benefit Plans” in the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, except that for purposes of this table the estimates of forfeitures related to service-based vesting conditions have been disregarded.

The table below sets forth the number of unexercised stock options and the number of unvested shares of restricted stock held by our non-management directors as of December 31, 2011.

Name	Number of Shares Subject to Stock Options	Number of Shares Subject to Restricted Stock
Walter C. Ayers	32,340	13,860
Leslie M. (Bud) Baker, Jr.	40,425	17,325
Larry W. Carroll	69,465	13,860
Jean E. Davis	32,340	13,860
Patricia C. Hartung	--	--
Thomas B. Henson	57,090	13,860
Jeffrey S. Kane	32,340	13,860

Board Meetings; Attendance

The Board of Directors held eleven regular meetings and four special meetings during 2011. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2011.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation and Development Committee, Nominating and Governance Committee, Loan and Risk Committee, Executive Committee, and Trust and Wealth Committee, each of which operates under a charter that is included on the Company’s website at www.parksterlingbank.com. Membership of the committees is as follows:

Director	Executive	Audit	Compensation and Development	Nominating and Governance	Loan and Risk	Trust and Wealth
Walter C. Ayers		x		Chair		x
Leslie M. (Bud) Baker, Jr.	Chair		x	x	x
Larry W. Carroll	x	Chair	x		x	x
James C. Cherry (1)	x				x	x
Jean E. Davis		x			x
Patricia C. Hartung		x			x	Chair
Thomas B. Henson			Chair	x
Jeffrey S. Kane	x	x			Chair

(1)	Mr. Cherry is Chief Executive Officer of the Company and Bank and is not an independent director.

The following is a brief description of each committee of the Board of Directors.

Audit Committee:  The Audit Committee discharges the Board of Directors’ responsibility relating to the oversight of (i) the integrity of the financial statements and internal controls of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s independent auditors and internal audit function, and (iv) the compliance by the Company with legal and regulatory requirements.  The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the independent auditors and review of the Company’s financial statements, audit reports, internal controls and internal audit procedures.

The Audit Committee was established in accordance with Section 3(a)(58)A of the Exchange Act.  Each member of the Audit Committee has been determined to be an independent director, in accordance with the independence standards of the SEC and NASDAQ applicable to audit committees. The Audit Committee met twelve times during 2011.

Compensation and Development Committee:  The Compensation and Development Committee (the “Compensation Committee”) is appointed by the Board of Directors to (i) review and approve the Company’s compensation and benefit programs, (ii) ensure the competitiveness of those programs, (iii) discharge the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other officers, as appropriate, and (iv) advise the Board of Directors on the development of and succession for key executives.

Among other things, the Compensation Committee approves the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer in light of these goals and objectives, determines the Chief Executive Officer’s compensation based on this evaluation, and recommends to the independent members of the Board of Directors for their ratification, the salary, bonus and long-term incentive awards for the Chief Executive Officer.  The Compensation Committee also approves goals and objectives, performs evaluations, determines the compensation of, and recommends to the Board of Directors for its ratification, the salaries, bonuses and long-term incentive awards for other executive officers.  In addition, the Compensation Committee periodically evaluates the performance of, and reviews the succession plan for, key executives and makes recommendations to the Board of Directors. The Compensation Committee also recommends to the Board of Directors equity-based or other long-term incentive plans for employees, approves awards under such plans for the Chief Executive Officer and other executive officers, and approves award totals under bonus pools. The Compensation Committee also is responsible for reviewing the Company’s compensation practices and the relationship among risk, risk management and compensation in light of the Company’s objectives. The Chief Executive Officer works closely with the Compensation Committee to evaluate and recommend compensation for the other executive officers. In addition, the Chief Executive Officer and the Chief Financial Officer evaluate and recommend compensation for other key employees. These recommendations are presented to the Compensation Committee for its consideration.

The Compensation Committee may delegate to the Director of Human Resources or other appropriate officer to administer, amend and interpret the Company’s compensation and benefits programs. Each member of the Compensation Committee has been determined to be an independent director, in accordance with the independence standards of NASDAQ. The Compensation Committee met four times during 2011.

Nominating and Governance Committee:  The Nominating and Governance Committee reviews and recommends to the Board of Directors the appropriate size, functions and needs of the Board of Directors and identifies and reviews the qualifications of proposed director nominees and recommends such nominees to the Board of Directors.  In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding non-employee director compensation, periodically reviews the duties and composition of the committees of the Board of Directors and oversees the annual evaluation of the Board of Directors and its committees.  The Nominating and Governance Committee also periodically reviews the functions of senior officers and reviews shareholder proposals and proposed responses. The Nominating and Governance Committee will consider director nominations from shareholders.  A more detailed discussion regarding the process for nominating potential director candidates is included later in this Proxy Statement under the heading “Corporate Governance Matters – Process for Nominating Potential Director Candidates.”

Each member of the Nominating and Governance Committee has been determined to be an independent director, in accordance with the independence standards of NASDAQ. The Nominating and Governance Committee met five times during 2011.

Loan and Risk Committee:  The Loan and Risk Committee provides oversight of management’s responsibilities to assess and manage the Company’s risks, including but not limited to the credit, market, funding and liquidity, interest rate, operational, compliance, reputational and legal risks related to the Company’s loan and investment portfolios and other business activities.  The Loan and Risk Committee met twelve times during 2011.

Executive Committee:  The Executive Committee exercises all of the powers and authority of the Board of Directors in the management of the affairs of the Company in the interim between meetings of the Board of Directors. The Executive Committee is established with the expectation that it will not take material actions absent special circumstances.  The Executive Committee met one time during 2011.

Trust and Wealth Committee:  The Trust and Wealth Committee provides oversight of the Company’s trust and wealth management activities to ensure proper exercise of fiduciary powers, including but not limited to account openings and closings, discretionary distributions, investment policies and guidelines, and account reviews. The Trust and Wealth Committee was formed in November 2011 following the acquisition of Community Capital and met one time during 2011.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board of Directors determines which of our directors is independent. For a director to be considered independent under NASDAQ listing standards, the Board of Directors must affirmatively determine that the director meets the criteria for independence set forth from time to time in the NASDAQ listing standards.

The Board of Directors has evaluated the relationships between each current director (and his immediate family members and related interests) and the Company or the Bank and has determined each of the following directors is independent under the applicable NASDAQ listing standards: Walter C. Ayers, Leslie M. (Bud) Baker, Jr. (Chairman of the Board), Larry W. Carroll, Jean E. Davis, Patricia C. Hartung,  Thomas B. Henson, and Jeffrey S. Kane. The Board of Directors has determined that James C. Cherry, Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company.  During its deliberations, the Board of Directors also considered the following de minimis relationships with directors deemed independent under the NASDAQ standards: (i) Larry W. Carroll is the President of Carroll Financial Associates, Inc., which administered the Company’s 401(k) plan during 2010 and 2011; and (ii) Leslie M. (Bud) Baker, Jr. was a director of Marsh & McLennan Companies, Inc. (“Marsh”) at the time Marsh was selected to serve as broker in connection with the Company’s procurement of D&O liability policies.

Audit Committee Financial Expert

The Board of Directors has determined that one member of the Audit Committee, Larry W. Carroll, qualifies as an “audit committee financial expert.” Mr. Carroll is “independent” as that term is defined in the NASDAQ listing standards and the SEC rules.

Executive Sessions of Independent Directors

Independent directors meet at regularly scheduled executive sessions, generally at the end of each regularly scheduled meeting of the Board of Directors, without the directors who are not independent.  The independent Chairman of the Board of Directors presides over meetings of the non-management or independent directors.

Code of Ethics

The Company has adopted a written Code of Ethics for Senior Financial Officers (the “Senior Code of Ethics”) that applies to the Company’s Chief Executive Officer (the principal executive officer), Chief Financial Officer (the principal financial officer), Chief Accounting Officer (the principal accounting officer), Treasurer and Controller.  The Company has also adopted a Code of Ethics (the “Code of Ethics”) that applies to all employees, officers and directors of the Company as well as any subsidiary company officers that are executive officers of the Company. The Senior Code of Ethics and Code of Ethics are available on the Company’s website at www.parksterlingbank.com and print copies are available to any shareholder that requests a copy.  Any amendments to the Senior Code of Ethics or Code of Ethics, or waivers of these policies, to the extent applicable to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, will be disclosed on the Company’s website promptly following the date of such amendment or waiver, as applicable.  Information on the Company’s website does not form a part of this Proxy Statement.

Shareholder and Interested Party Communications with Directors

Shareholders and other interested parties may communicate directly with the entire Board of Directors, any committee of the Board of Directors, the Chair of any committee, any individual director, the independent or non-management directors, as a group, or any other group of directors by writing to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, North Carolina 28204, Attention: Secretary. Each such communication should specify the applicable addressee(s).  The Company’s Board of Directors has instructed the Secretary to forward these communications to the addressee, and if no specific addressee is listed, to the Chairman of the Board of Directors.

Director Attendance at Annual Meeting

The Company believes that the Annual Meeting is an opportunity for shareholders to communicate directly with the Company’s directors. Consequently, each director is encouraged to attend the Annual Meeting of Shareholders.  All of the persons who were members of the Board of Directors at the time of the Company’s 2011 Annual Meeting of Shareholders attended such meeting.

Process for Nominating Potential Director Candidates

The Nominating and Governance Committee is responsible for identifying and screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination.  Director nominees are recommended to the Board of Directors from time to time, but at least annually, by the Nominating and Governance Committee for election by the shareholders.  Nominees for director are selected on the basis of outstanding achievement in their personal careers, wisdom, broad experience, integrity, ability to make independent analytical inquiries, understanding of the business environment, forthrightness and willingness to devote adequate time to Board of Directors’ duties. Knowledge of the financial services industry, and banking in particular, is also considered.  Nominees must also possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Governance Committee reviews the background and qualifications of each nominee to determine such nominee’s experience, competence and character and assesses such nominee’s potential contribution to the Board of Directors, taking into account the then-existing composition of the Board of Directors and such other factors as the Nominating and Governance Committee deems appropriate. The Board of Directors believes that the business experience of its directors has been, and continues to be, critical to our success.

While the Company does not have a formal diversity policy with respect to the Board of Directors, the Board of Directors is committed to diversified membership and believes its membership should broadly reflect the communities served by the Company and the Bank as well as the strategic priorities of the Company, which include diversity of gender, race, ethnicity and experience.  The Nominating and Governance Committee actively considers diversity in recruitment and nominations of directors. The current composition of our Board of Directors reflects those efforts.  Going forward, the Nominating and Governance Committee will periodically review the composition of the Board of Directors to ensure it continues to meet the diversity goals, especially in line with the Company’s growth strategy into its target markets and subsequent accomplishments.  The Nominating and Governance Committee uses its network of contacts when compiling a list of potential director candidates and may in the future engage outside consultants, such as professional search firms.

Nominees recommended by shareholders will be analyzed by the Nominating and Governance Committee in the same manner as nominees that are otherwise considered by such committee.  Any recommendation submitted by a shareholder to the Nominating and Governance Committee must comply in all respects with Article III, Section 7, of the Company’s Bylaws, which generally requires that such recommendation be in writing and include the shareholder’s name and address; number of shares of each class of capital stock beneficially owned or owned of record by the shareholder; any information relating to the potential candidate that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (which includes name, biographical information, and any material interest, direct or indirect, that the shareholder may have in the election of the potential candidate to the Board of Directors); and such nominee’s written consent to being named as a nominee and to serving as a director if elected.  Article III, Section 7 of the Company’s Bylaws also requires that any such shareholder recommendation be received by the Company in accordance with the time frame described under the caption “Shareholder Proposals.” A copy of the Company’s Bylaws is available upon written request to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, North Carolina 28204, Attention: Secretary.

Pursuant to its charter, the Nominating and Governance Committee (i) periodically reviews the Company’s corporate governance matters, including criteria for the selection of Board of Directors members to ensure that the criteria, including diversity, are being addressed appropriately and (ii) conducts an annual assessment of its performance and of the Charter and recommends changes to the Board of Directors when necessary.

All nominees for election to the Board of Directors have been recommended by the Nominating and Governance Committee. All such nominees are current directors of the Company.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance.  All but one of the members of the Board of Directors is an independent director. In addition, our key committees of the Board of Directors – Audit, Compensation, and Nominating and Governance – are comprised solely of, and chaired by, independent directors.

Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by separate individuals, with James C. Cherry serving as Chief Executive Officer and Leslie M. (Bud) Baker, Jr. serving as independent Chairman of the Board. The Board of Directors believes that at the current time this structure is appropriate for the Company, as it allows Mr. Cherry to focus on the Company’s strategy, business and operations, while enabling Mr. Baker to assist with Board-level matters and serve as a liaison between the Board of Directors and the Company’s management. The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman of the Board of Directors based upon the needs of the Company from time to time to provide effective, independent oversight of management.

Role in Risk Oversight

As the Company’s principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Company’s risk management practices. On an ongoing basis, the Board of Directors identifies areas of risk that particularly affect the Company and assigns senior members of management to report to the Board of Directors on those areas of risk at regularly scheduled meetings of the Board of Directors.  The areas of risk identified by the Board of Directors change from time to time based on business conditions and competitive considerations. The Board of Directors has also delegated certain risk management functions to its committees.

One of the primary roles and responsibilities of the Audit Committee is to assist the Board of Directors with the oversight of: (i) the integrity of the financial statements and internal controls of the Company; (ii) the compliance by the Company with legal and regulatory requirements; (iii) the outside auditor’s independence and qualifications; and (iv) the performance of the Company’s internal audit function and outside auditors. Under its charter, the Audit Committee, among other responsibilities and duties:

·
Reviews with the outside auditor and management, as appropriate, significant accounting, income tax, financial reporting policies, issues and judgments made in connection with the preparation or audit of the Company’s financial statements;

·
Reviews with the outside auditor and management, major issues identified by management or the outside auditor regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management;

·
Consults with the outside auditor and management concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls and when applicable, reviews management’s and the outside auditor’s reports on internal control over financial reporting; and

·	Reviews and approves the proposed annual internal audit plan, as well as the risk assessment used to establish the annual audit plan.

Additionally, the Loan and Risk Committee of the Board of Directors provides oversight of management’s responsibilities to assess and manage the Company’s risks, including, but not limited to risks related to the credit and lending activities of the Company and the Bank and asset-liability management.  In addition, the full Board of Directors is invited to meetings of the Loan and Risk Committee.  This includes the Company’s credit, market, funding and liquidity, interest rate, operational, compliance, reputational and legal risks. The Loan and Risk Committee, among other responsibilities and duties:

·	Reviews and approves the policies and procedures which govern the Company’s risk-taking activities and exposures;

·	Reviews and approves performance benchmarks, both internal or external, for the Company’s risk-taking activities and exposures, including establishing risk tolerances;

·	Reviews senior management's performance against these policies and benchmarks, and provides strategic guidance on achieving risk objectives;

·	Reviews reports on the Company’s risk-taking activities and exposures, as well as on selected risk topics as either the Loan and Risk Committee or senior management deem appropriate from time to time;

·	Reviews reports of significant issues prepared by internal risk oversight functional groups; and

·	Establishes senior management committees to assist the Loan and Risk Committee in carrying out its duties and responsibilities.

The Trust and Wealth Committee provides oversight of the Company’s trust and wealth management activities, including associated fiduciary risks.

Stock Ownership of Directors

Effective March 2012, the Board of Directors adopted a governance guideline pursuant to which each non-employee director is expected to beneficially own at least 5,000 shares of Common Stock throughout the full term of the director’s service. These shares may be acquired over the later of: (i) a period of three years beginning March 1, 2012; or (ii) a period of three years beginning with the date of initial election of the director, as applicable.  Currently, each of the seven non-employee directors beneficially owns at least 5,000 shares of Common Stock. As discussed below in “Compensation Discussion and Analysis – Stock Ownership,” executive officers also are expected to own a minimum amount of Common Stock.  See ”Beneficial Ownership of Common Stock” above for a specific listing of the amount of Common Stock beneficially owned by each member of the Board of Directors and each executive officer of the Company named in the  Summary Compensation Table in this Proxy Statement. Directors and executive officers of the Company may not engage in speculative trading or hedging strategies with respect to Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s practice is to provide total compensation that attracts and retains the management talent needed to execute our business strategies, and that promotes both our short and long-term objectives. Achievement of short-term objectives is rewarded through annual cash incentives, while equity incentive awards encourage employees to focus on the Company’s long-term goals. These incentives are based on business and financial objectives considered by the Compensation Committee to be important to the Company and its shareholders, including execution of growth strategies, maintenance of asset quality, and generation of earnings growth, return on assets and return on equity.

The Company’s compensation practices reflect our pay-for-performance philosophy, whereby a significant component of the total target compensation for our Chief Executive Officer and other named executive officers (together, the “NEOs”) is variable and tied to corporate performance. Our NEOs for the year ending December 31, 2011 are James C. Cherry, Chief Executive Officer; Bryan F. Kennedy, III, President; David L. Gaines, Chief Financial Officer; and, Nancy J. Foster, Chief Risk Officer.  The Company advanced its growth strategies and reported improved asset quality in 2011, and returned to operating profitability during the fourth quarter of the year.  However, after reviewing the Company’s performance over the entire fiscal year, the Compensation Committee determined not to pay cash bonuses to the NEOs.

2011 Performance

The Company significantly advanced its growth strategy in 2011. On January 1, 2011, the Company acquired all of the outstanding stock of the Bank in a reorganization in which the Company became the holding company for the Bank. On March 30, 2011, the Company entered into a merger agreement with Community Capital. In June 2011, the Company opened a de novo branch in Charleston, South Carolina, and de novo loan production offices in Greenville, South Carolina and Raleigh, North Carolina.  Also in June 2011, the Company introduced a new asset-based lending capability. In November 2011, the Company completed its merger with Community Capital, and in December 2011, Community Capital’s subsidiary bank, CapitalBank, was merged into the Bank. Throughout the year, the Company strengthened its infrastructure, through critical management hires and implementation of new business practices, to better prepare for growth and to address an increasingly complex operating environment for community banks.

Total assets increased from $616.1 million at December 31, 2010 to $1.1 billion at December 31, 2011, driven primarily by the merger with Community Capital. We began to realize the benefits of our organic growth initiatives during the fourth quarter of 2011. Asset quality improved during the year, as both nonperforming loans and nonperforming assets decreased over the twelve months, excluding acquired assets.   The Company returned to operating profitability for three months ended December 31, 2011, excluding merger-related expenses. For the twelve months ended December 31, 2011, however, the Company reported a net loss, excluding merger-related expenses. This net loss resulted both from pressure on net interest income due to nonperforming loans and from an increase in noninterest expenses due to the organic growth initiatives. The Company remained very well capitalized at December 31, 2011.

General Compensation Philosophy and Guiding Principles

The Company operates in the highly competitive financial services industry where attracting and retaining talented executives is critical to future success. For this reason, the Company has designed a total compensation program that is intended to be competitive with peer financial services institutions.  The following principles guide the Company’s approach to executive compensation:

·	Compensation and reward systems are management tools to achieve business results;

·
Total compensation opportunities are established relative to organizations with which the Company competes for talent, customers and shareholder investments, and are set at levels that enable the Company to attract and retain executives critical to our long-term success;

·
Total compensation is aligned with shareholder interests when it is paid based upon the advancement of strategic objectives and achievement of financial goals that the Company has set and attained for the performance period; and

·	Compensation is compatible with effective controls, risk management and strong corporate governance.

 It is the Company’s goal is to provide a balanced mix of cash and equity-based compensation in order to align the interests of the NEOs with those of our shareholders and to encourage the NEOs to act as equity owners of the Company. Together, these components create a pay-for-performance philosophy which is manifested in our compensation practices.

Regulatory Considerations for NEO Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) addressed many corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including the Company. The Dodd-Frank Act, among other things: (i) granted shareholders of U.S. publicly traded companies an advisory vote on executive compensation; (ii) enhanced independence requirements for compensation committee members; and (iii) required companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers.

In June 2010, the federal bank regulatory agencies issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk taking. The guidance, which covers senior executives and other employee who have the ability to expose an institution to material amounts of risk (either individually or as part of a group), is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks; (ii) be compatible with effective internal controls and risk management; and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. The applicable federal regulator will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the Company, that are not “large, complex banking organizations,” based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. These supervisory findings will be included in reports of examination and will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. The applicable federal regulator can take enforcement action against an institution if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

On January 12, 2010, the Federal Deposit Insurance Corporation’s (“FDIC”) board of directors approved an Advance Notice of Proposed Rulemaking, or ANPR, titled “Incorporating Executive Compensation Criteria into the Risk Assessment System.” The ANPR requests comment on ways in which the FDIC can amend its risk-based deposit insurance assessment system to account for risks posed by certain employee compensation programs. The FDIC’s goals include providing an incentive for insured depository institutions to adopt compensation programs that align employee interest with the long-term interests of the institution and its stakeholders, including the FDIC. In order to accomplish this goal, the FDIC would adjust assessment rates in a manner commensurate with the risks presented by an institution’s compensation program.  Examples of compensation program features that meet the FDIC’s goals include: (i) providing significant portions of performance-based compensation in the form of restricted, non-discounted company stock to those employees whose activities present a significant risk to the institution; (ii) vesting significant awards of company stock over multiple years and subject to some form of claw-back mechanism to account for the outcome of risks assumed in earlier periods; and (iii) administering the program through a board committee composed of independent directors with input from independent compensation professionals.

Named Executive Officers

The following table lists the Company’s NEOs, on whom this Compensation Discussion and Analysis is focused:
Name and Title	Key Work Experience	Years in Banking	Age
James C. Cherry Chief Executive Officer	Hired as Chief Executive Officer following Public Offering in August 2010. Previously Chief Executive Officer of Mid-Atlantic Region and President of Virginia Banking for Wachovia Corporation.	33	61
Bryan F. Kennedy, III President	Founded the Bank in October 2006. Served as President and Chief Executive Officer until Public Offering in August 2010. Previously President-North Carolina of Regions Bank and Executive Vice President of Park Meridian Bank.	31	54
David L. Gaines Chief Financial Officer	Hired as Chief Financial Officer following Public Offering in August 2010. Previously Chief Risk Officer for Corporate and Investment Banking and Comptroller of Wachovia Corporation.	25	52
Nancy J. Foster Chief Risk Officer	Hired as Chief Risk Officer in November 2010. Previously Chief Risk Officer of CIT Group and Chief Credit Officer-Community Banking for LaSalle Bank.	26	51

 Components of Compensation

The Company intends for total annual compensation for NEOs to be comprised primarily of the following components:

Compensation Component	Key Features	Objective	Key Considerations
Base Salary	Fixed annual cash amount.	To provide a fixed amount of cash compensation upon which our NEOs can rely.	Base salary levels are intended to reward experience, scope of responsibility, demonstrated skills and competencies, and individual performance relative to the market value of the position.
Annual Incentive Compensation (Cash Bonus Award)	Variable annual cash amounts, if any, with award pool size determined by evaluating Company performance against pre-established financial and business objectives.	To motivate and reward individual and corporate performance through goals that are expected to have a meaningful bearing on long-term increases in shareholder value.	Consistent with the Company’s pay-for-performance objectives; target award pools, performance measures and individual awards approved by Compensation Committee.
Long-Term Incentive Compensation (Equity Awards)
Variable annual equity awards, if any, with award pool size determined by evaluating Company performance against pre-established financial and business objectives; may include options, restricted stock, restricted units or other forms of equity awards under the LTIP. Exercise prices and vesting schedules determined at time of award.
		To motivate and reward individual and corporate performance relative to long-term goals and peer group that are expected to have a meaningful bearing on long-term increases in shareholder value.	Consistent with the Company’s pay-for-performance objectives; target award pools, performance measures and individual awards approved by Compensation Committee.

Executive Benefits and Perquisites.  The Company currently provides NEOs with limited perquisites and other personal benefits.  These include, but may not be limited to, relocation allowances and reimbursement for temporary living and commuting expenses for NEOs relocating as part of their employment with the Company.  The Compensation Committee recognizes that it is a general practice in the financial services industry, and among community banks, to provide executive officers with perquisites that may include such benefits as personal or financial tax advice; personal travel using vehicles owned or leased by the company; personal use of other property owned or leased by the company; security provided at a personal residence or during personal travel; personal club memberships; and discounts on company services not generally available to employees.  The Company does not, however, currently provide any of these listed benefits to NEOs.

The Company maintains various employee benefit plans that constitute a portion of the total compensation package available to all eligible employees, including NEOs. These other employee benefits include:

·
the Park Sterling Corporation 401(k) Savings Plan, which in 2011 permitted employees to contribute up to 50% of their compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with the Company matching 100% of the first 3% of their deferrals and 50% of the next 3% of their deferrals;

·	health care plans that provide medical and dental coverage for all eligible employees;

·
disability insurance for the benefit of its employees which, in the event of disability, pays the employee 50% of the employee’s monthly compensation, subject to a cap of $35,000 per month. Under this program, employees may select greater disability coverage with a benefit that pays 60% of their monthly compensation; however, employees are required to pay the additional premium (over that already paid by the Company to receive the standard 50% coverage) to receive this heightened level of coverage; and

·	certain other welfare benefits, such as Paid Time Off.

The employee benefits for NEOs discussed in this subsection are determined by the same criteria applicable to all Company employees. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death.  These benefits help keep the Company competitive in attracting and retaining employees.  Benefits also help keep employees focused due to a lack of distractions related to paying for health care, maintaining adequate savings for retirement and similar issues.  The Company believes that these employee benefits are generally on par with benefits provided by its peer group and consistent with industry standards.

Life Insurance.  The Company, acting through the Bank, purchased bank-owned life insurance in 2011 that included, among certain other salaried employees, policies on the individual lives of each NEO. Under separate agreements with each insured party, including each NEO, the insured party has the right to designate a beneficiary for up to a $100,000 death benefit. The full death benefit for each policy reverts to the Company should the insured party cease to be employed by the Company. The insured party has no right to sell, surrender or transfer ownership of the policy at any time, and has no right to designate a beneficiary upon termination of employment, whether by voluntary or involuntary means, and including retirement.  The Company currently does not provide any post-retirement split dollar benefits to our NEOs.

Retirement Benefits.  The Compensation Committee recognizes that it is a general practice in the financial services industry, and among community banks, to provide executive officers with (i) tax-qualified defined benefit retirement plans for retention purposes; and/or (ii) nonqualified defined benefit plans, to provide deferred compensation and to augment benefits otherwise curtailed by application of certain limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), on qualified plans. The Company does not, however, currently provide these benefits to our NEOs.

Employment Agreements. The Company uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the employees relative to the needs of the Company and its shareholders. In connection with the Public Offering, the Bank entered into employment agreements with each of Messrs. Cherry, Kennedy and Gaines in August 2010  and entered into an employment agreement with Ms. Foster upon her hiring in November 2010.

Each NEO’s agreement is for an initial term of three years and is subject to automatic one-year renewals on the third anniversary of its initial effective date and each successive anniversary unless either party provides timely notice of non-renewal. The agreements provide for certain payments in the event the executive’s employment is terminated by the Company without “cause,” the executive resigns for “good reason” or the executive is terminated following a “change of control.” Such agreements provide NEOs with a measure of predictability for the future that, in turn, supports the Company’s efforts to attract and retain the necessary management talent to execute our business strategies. The agreements also provide that the executive will not compete with the Bank in the banking business or solicit its customers or employees for a period of twelve months following termination of the executive’s employment, and is subject to a customary confidentiality obligation.  Such provisions help protect the Company from the loss of revenues and/or employees in the event an NEO is terminated. For a discussion of these provisions see “Compensation of Executive Officers — Potential Payments Upon Termination or Change of Control.”

These agreements further provide for the following:

·	Annual base salary, to be reviewed annually.

·
Eligibility to receive annual bonus compensation in cash or equity (with a maximum opportunity equal to no less than 100% of base salary) pursuant to any incentive program adopted by the Compensation Committee from time to time and long-term equity incentive awards, in the discretion of the Compensation Committee, no less favorable than those that apply to other senior executives.

·
Minimum 2010 bonus compensation for Messrs. Cherry and Gaines and Ms. Foster (in the case of Ms. Foster,  100% of which is repayable within one year, 66 2/3% is repayable within two years, and 33 1/3% is repayable within three years, in each case if she experiences a termination of employment for any reason other than without “cause” by the Bank, “good reason” by Ms. Foster, disability or death).

·	Employee benefits, fringe benefits and perquisites on a basis no less favorable than those applicable to other senior executives.

·	Special equity awards in the form of stock options and restricted stock as contemplated by the Public Offering.

·
Repayment by executive of  any incentive compensation previously paid that is subject to recovery under applicable law where the compensation was in excess of what should have been paid because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company.

·
With respect to Mr. Cherry and Ms. Foster, certain relocation, temporary living and commuting expenses for a limited time following initial employment (in the case of Ms. Foster,  100% of which  is repayable within one year, 66 2/3% is repayable within two years, and 33 1/3% is repayable within three years, in each case if she experiences a termination of employment for any reason other than without “cause” by the Bank, “good reason” by Ms. Foster, disability or death).

2011 Compensation Events

A summary of 2011 compensation events for the Company’s NEOs is shown in the table below:

Compensation Component	Compensation Event	Rationale
Base Salary	There were no changes to any NEO base salaries for 2011.	Present base salaries generally reflect the experience, responsibility, skills and competencies of individual NEO performance relative to the market value of the position.
Annual Incentive Compensation (Cash Bonus Award)	The Company did not maintain a formal annual cash incentive plan for the NEOs in 2011. Additionally, the Company did not pay discretionary cash bonuses to the NEOs in 2011.
The Company advanced its growth strategies and improved asset quality in 2011, and returned to operating profitability during the fourth quarter, but, after reviewing the full year performance the Compensation Committee determined not to pay cash bonuses to NEOs.

Long-Term Incentive Compensation (Equity Awards)	Except as described below for “Special Long-Term Incentive Compensation,” there were no long-term equity awards granted to any NEO for 2011.
The Company advanced its growth strategies and improved asset quality in 2011, and returned to operating profitability during the fourth quarter, but, after reviewing the full year performance the Compensation Committee determined not to grant long-term equity awards to NEOs.

Special Long-Term Incentive Compensation
Special stock performance-based restricted stock awards with vesting conditions linked to the trading price of the Common Stock were granted to each NEO in 2011. These awards convey voting rights, but have no economic value until they vest.. Approximately one-third vest when the trading price of the Common Stock is equal to or greater than $8.125 per share (125% of the Public Offering price), $9.10 per share (140% of the Public Offering price), and $10.30 per share (160% of the Public Offering price), respectively, in each case for a period of 30 consecutive trading days.

Consistent with philosophy of employing equity as a principal component of compensation to align interests of NEOs with shareholders. The purpose of the special stock performance-based restricted stock awards was to attract Messrs. Cherry and Gaines and Ms. Foster to the Company, and to retain each of the NEOs in order to execute the Company’s business plan. Resulted from success of Public Offering, and as contemplated in employment agreements between the Bank and each NEO.

Comparison of 2011 Compensation to Peer Group

The Company reviews the components of NEO compensation against information from what it believes to be a reasonable grouping of publicly traded peer companies (the “Peer Group”). The composition of the Peer Group for 2011 is discussed in greater detail below under the heading “Decision-Making Practices.”

Base Salary Comparisons to Peer Group. Comparisons of 2011 NEO base salaries to the Company’s Peer Group are shown in the table below:

		2011 Peer Group
Named Executive Officer	2011 Base Salary	25th Percentile	50th Percentile	75th Percentile	90th Percentile
James C. Cherry	$400,000	$300,00	$392,902	$448,800	$521,455

Bryan F. Kennedy, III	$335,000	$212,500	$225,000	$287,232	$339,127

David L. Gaines	$335,000	$165,923	$205,000	$250,400	$308,749

Nancy J. Foster	$300,000	$159,701	$187,917	$191,875	$239,960

Mr. Cherry’s 2011 base salary fell slightly above the median (or 50th percentile) compared to the Peer Group.  The base salaries for the other NEOs fell above the 75th percentile.  No changes were made to base salaries for NEOs in 2011.

Total Cash Compensation Comparisons to Peer Group.  Total cash compensation includes base salaries, annual incentive compensation (cash bonus awards) and all other cash compensation. Comparisons of 2011 NEO total cash compensation to the Company’s Peer Group are shown in the table below:

		2011 Peer Group
Named Executive Officer	2011 Total Cash Compensation	25th Percentile	50th Percentile	75th Percentile	90th Percentile
James C. Cherry	$400,000	$311,400	$392,902	$500,384	$855,408

Bryan F. Kennedy, III	$335,000	$222,5000	$269,129	$350,000	$830,806

David L. Gaines	$335,000	$165,923	$225,800	$309,982	$386,000

Nancy J. Foster	$442,822	$159,701	$187,917	$218,125	$276,153

No incentive cash compensation was awarded to any NEO during 2011.  Mr. Cherry’s 2011 total reported cash compensation fell slightly above the median (or 50th percentile) compared to the Peer Group.  Total reported cash compensation for the other NEOs generally fell above the 75th percentile.   The difference between base salary, as shown in the previous table, and total cash compensation for Ms. Foster reflects reimbursement for her relocation expenses.

Total Compensation Comparisons to Peer Group.  Total compensation includes total cash compensation and the value of all other compensation as reported in the Summary Compensation Table, including long-term incentive compensation (equity awards) and special long-term incentive awards. Comparisons of 2011 NEO total compensation to the Company’s Peer Group are shown in the table below:

		2011 Peer Group
Named Executive Officer	2011 Total Compensation	25th Percentile	50th Percentile	75th Percentile	90th Percentile
James C. Cherry	$1,024,625	$461,264	$579,033	$774,867	$1,950,620

Bryan F. Kennedy, III	$726,872	$293,107	$375,378	$515,907	$1,053,385

David L. Gaines	$808,224	$255,954	$329,912	$422,907	$625,417

Nancy J. Foster	$830,419	$189,124	$233,912	$268,023	$333,006

Mr. Cherry’s 2011 total compensation fell above the 75th percentile compared to the Peer Group.  Total compensation for the other NEOs also fell above the 75th percentile.  Total compensation for each NEO in 2011 includes the aggregate grant date fair value of the special stock performance-based restricted stock awards, as described in the Summary Compensation Table. No re-pricing or other modifications to outstanding equity-based awards occurred for any NEO in 2011.

The Company’s NEO recruitment and retention philosophy is based on the belief that pursuit of our business plan requires an early commitment to building a management team with prior demonstrated experience operating a multi-billion dollar regional bank.  The Board of Directors believes this breadth and depth of management is necessary to raise growth capital, meet current and emerging regulatory standards, attract other management talent to the Company, and effectively manage through an increasingly challenging competitive environment.  The Peer Group information provided for each NEO in the comparison tables above is, however, based upon benchmarking to institutions generally consistent in size and scope with the Company’s current operations (see the Peer Group table under “Decision-Making Practices” below).  The Compensation Committee believes this benchmarking contributes to the Company’s NEO compensation levels generally falling in the upper quartile of the Peer Group comparisons. The Compensation Committee intends to periodically review the makeup of the Company’s Peer Group to ensure appropriate comparability.

Compensation Targets

Total Compensation Targets. The Company’s goal is for total compensation for NEOs to be consistent with our performance relative to pre-established business and financial objectives, taking into consideration the compensation and performance of our Peer Group, as defined from time to time in conjunction with the Company’s growth strategy. For example, total compensation for NEOs should generally be in the upper quartile of our Peer Group when upper quartile performance is achieved by the Company and pre-established business and financial objectives are either met or exceeded. Conversely, NEOs should generally receive no or very limited annual and long-term incentive compensation when pre-established business and financial objectives are not met. Compensation for NEOs should also depend on individual performance and, to a lesser degree, internal pay equity among NEOs and other employees with respect to factors such as the relative importance of the individual’s role and responsibilities to the Company. The Company believes this positioning appropriately aligns NEOs to the long-term interest of shareholders.

Target Compensation Mix. The primary components of total direct compensation paid to our NEOs and our general objectives for balancing these components within the total compensation package, are described in the table below.  For each component, the Company generally targets market positioning in the upper quartiles of our Peer Group to balance the absence of pension and deferred compensation benefits and other perquisites widely employed in the financial services industry and among community banks (see “Components of Compensation” above).

Compensation Component	Market Positioning at Target Performance Levels	Percentage of Total Compensation
Base Salary	Approximately 75th percentile or above of base salaries within our Peer Group, based on experience and performance.	Approximately 40% to 50% of total compensation.
Annual Incentive Compensation (Cash Bonus Award)
Structured to bring total cash compensation (base salary, annual incentive compensation and other cash compensation) to approximately 50th to 75th percentile or above of total cash compensation within our Peer Group when warranted by the achievement of corporate performance targets and individual performance.
Approximately 25% to 30% of total compensation.
Long-Term Incentive Compensation (Equity Awards)
Structured to bring total annual compensation (base salary, annual incentive compensation and long-term incentive compensation) to approximately 50th to 75th percentile or above of total annual compensation within our Peer Group, when warranted by the achievement of corporate performance targets and individual performance.
Approximately 25% to 30% of total compensation.

The emphasis on long-term compensation shown above is consistent with our compensation philosophy of providing compensation that involves greater risks and reward potential for employees with greater management responsibility for the overall performance of the Company.  The Company believes that this approach is advantageous to our shareholders compared to the pay practices of our Peer Group in that the NEOs do not have retirement plans, deferred compensation plans or other long-term benefits that do not necessarily align to the long-term interests of shareholders.

Decision-Making Practices

Role of Compensation Committee. The Compensation Committee is responsible for oversight, review and administration of the Company’s compensation programs for all employees, including each of the NEOs. The Compensation Committee is composed entirely of independent, non-management directors.  It reviews all aspects of the compensation program for NEOs, including base salaries, annual cash bonuses, equity awards, perquisites, severance arrangements and other health and welfare benefits. It also approves the performance goals for any NEO compensation programs that use performance metrics and evaluates performance at the end of each performance period. The Compensation Committee approves annual cash incentive award opportunities, stock option awards, restricted stock awards and other long-term incentive award opportunities.  The Compensation Committee does not have any pre-established plan regarding when it would grant annual equity based awards. The Compensation Committee also sets the level and components of the compensation for the Chief Executive Officer and reviews and approves the compensation for the remaining NEOs.

In making its decisions, the Compensation Committee may use several resources and tools including the use of an independent compensation consultant, competitive benchmarking and other analyses. The Chief Executive Officer also is involved in compensation determinations, including review of the compensation consultant’s recommendations, if any, and discussion of executive management compensation (including compensation for each NEO other than the Chief Executive Officer). The Company believes that the Chief Executive Officer is in the best possible position to assess the performance of the other NEOs, and he accordingly plays an important role in the compensation setting process. From time to time, the Chief Executive Officer also discusses his compensation package with the Compensation Committee. Decisions about individual compensation components and total compensation for the NEOs, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its judgment, focusing primarily on the NEO’s performance and the Company’s overall performance. The Compensation Committee also considers the business environment in which the results were achieved and comparisons to our Peer Group.

Competitive Benchmarking and Other Analyses. The compensation structure for the NEOs emphasizes variable pay based on performance. The Company generally benchmarks each component of compensation against our Peer Group, which it believes to be a reasonable grouping of publicly traded bank or financial services holding companies, with the objective of targeting total compensation at a point that is competitive for the various compensation components. To achieve this goal, the Company compares total compensation opportunities, as well as each component of pay, including base salary and annual and long-term incentives, to the Peer Group. The 2011 Peer Group is comprised of eighteen (18) publicly traded banks headquartered in the Company’s target markets of Virginia, North Carolina and South Carolina.  In addition, each bank meets the following financial criteria: (i) ratio of Nonperforming Assets to Total Assets of less than 10.00%; (ii) Texas Ratio (nonperforming assets and loans past due more than 90 days divided by tangible equity plus allowance for loan losses) of less than 75%; (iii) ratio of equity to total assets of at least 7.00%; and (iv) cumulative net income over the last twelve months of at least $1 million. The Compensation Committee determines that the group selected is an appropriate comparison group for this purpose. The 2011 Peer Group is shown in the table below:

Company Name/ Exchange and Ticker	State	Total Assets ($)	Total Equity ($)	Total Revenue ($)	FTE Employees (#)	Market Capitalization ($)
American National Bankshares, Inc. (NASDAQ: AMNB)	VA	1,304,706	152,859	49,651	315	166,080
BNC Bancorp (NASDAQ: BNCN)	NC	2,454,930	163,855	91,225	449	66,784
C&F Financial Corp (NASDAQ: CFFI)	VA	928,124	96,090	88,898	512	90,858
Cardinal Financial Corporation (NASDAQ: CFNL)	VA	2,602,716	257,817	113,495	510	333,187
Community Bankers Trust (NYSE Amex: BTC)	VA	1,092,496	111,118	41,725	266	43,255
First Bancorp (NASDAQ: FBNC)	NC	3,290,474	345,150	186,226	830	181,713
First Community Bancshares, Inc. (NASDAQ: FCBC)	VA	2,164,789	305,729	107,563	633	238,111
Middleburg Financial Corp (NASDAQ: MBRG)	VA	1,192,860	108,013	64,355	405	118,808
National Bankshares Inc. (NASDAQ: NKSH)	VA	1,067,102	141,299	49,172	215	197,442
NewBridge Bancorp (NASDAQ: NBBC)	NC	1,734,564	163,387	85,519	426	67,477
Old Point Financial Corporation (NASDAQ: OPOF)	VA	849,504	85,865	41,732	*.	53,111
Park Sterling Corporation (NASDAQ: PSTB)	NC	1,113,222	190,055	21,042	263	157,342
Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK)	NC	1,067,063	103,027	50,148	277	44,353
SCBT Financial Corporation (NASDAQ: SCBT)	SC	3,896,557	381,780	206,571	1,071	459,081
Security Federal Corporation (OTCBB: SFDL)	SC	933,544	76,012	34,442	218	26,496
StellarOne Corporation (NASDAQ: STEL)	VA	2,917,928	414,173	129,036	811	284,583
TowneBank (NASDAQ: TOWN)	VA	4,081,770	520,489	203,955	1.131	406,923
Union First Market Bankshares Corp. (NASDAQ: UBSH)	VA	3,907,087	421,639	200,137	1.045	374,701
Virginia Commerce Bancorp, Inc. (NASDAQ: VCBI	VA	2,938,518	283,771	114,947	313	265,880

*  Not available.

(Source: SNL; $ in thousands; financial and FTE employee data for twelve months ended or as of December 31, 2011; market capitalization as of March 20, 2012)

In addition to the external Peer Group analysis, the Compensation Committee also reviews the total compensation of the NEOs relative to one another. The Compensation Committee believes that Mr. Cherry’s relatively higher compensation is appropriate in light of his expanded responsibilities as the Chief Executive Officer and the leadership, vision and strategy he has provided to the Company during his tenure.  In addition, the Compensation Committee believes that the relatively similar compensation levels of Messrs. Kennedy and Gaines and Ms. Foster are appropriate in light of their shared responsibilities in managing the day-to-day activities of the Company.

Compensation Consultant. The Compensation Committee may from time to time engage an independent compensation consultant to conduct a review, on either a comprehensive or selected basis, of the competitiveness and effectiveness of the Company’s executive compensation program relative to market practices and business goals. Such compensation consultants, when engaged, serve at the request of, and report directly to, the Compensation Committee.

In January 2012, the Compensation Committee retained Matthews, Young–Management Consulting (the “Consultant”) to conduct a selected review of the Company’s compensation program for the NEOs. The selected review focused primarily on Peer Group benchmarking.  The Compensation Committee expects to leverage this benchmarking to build a data set on which to evaluate the Company’s developing compensation practices. This Peer Group benchmarking was also employed to evaluate 2011 NEO compensation, with a focus on base salary levels given that the NEOs received no annual cash bonus or equity awards during the year, other than the special performance-based restricted stock grants contemplated in connection with the Public Offering. The Compensation Committee determined that, based on the information presented to it, no known material conflict of interest exists between the Company and the Consultant. This engagement marks the first time the Company has engaged an independent review, and the Compensation Committee has not yet determined how frequently and with what scope it will conduct future reviews.

In order for the Consultant to provide effective advice to the Compensation Committee, it worked with the Company’s management. These interactions generally involved obtaining compensation and benefits data from management.

During the first quarter of 2012, the Consultant conducted a review applicable to compensation for 2011. Sources of compensation information used for the analysis included proxy statements of peer companies and published compensation surveys. With respect to the NEOs, proxy statement data of peer companies was considered more meaningful than the published survey data because the peer companies included identified competitors of the Company.

The total amount of fees paid to the Consultant for 2011 was approximately $15,000. The Consultant also was reimbursed for its reasonable business expenses.

Performance Payouts and Performance Certification. The Company’s goal is for variable compensation components to generally generate payments or awards, as the case may be, based on a sliding scale between a threshold level and a maximum level. For example, if the “target” performance is met, then it should generally result in a payment or award that approaches, but does not achieve, the “target” opportunity (expressed as a percentage of base salary). Performance that exceeds “target” performance should generally result in a payment or award that is approximately 100% or more of the “target” opportunity.  Performance that fails to reach the threshold level should generally result in a reduced payment, no payment or a forfeiture of the award, as applicable.

The Compensation Committee generally expects to meet in February of each year to certify the Company’s performance for the most recently completed compensation plan year (or years, in the case of long-term plans). In doing so, the Compensation Committee reserves the right to adjust the Company’s reported net income as presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) to ensure that the applicable plans fairly compensate participants for the actual growth of the Company and not as a result of extraordinary items and events. These adjustments generally would be expected to account for acquisitions, dispositions, significant unusual or nonrecurring items and other factors that are determined to be appropriate by the Compensation Committee. Any such adjustments would impact the various performance metrics used under the executive compensation program, which might include earnings per share, return on assets and return on common equity.

The Company did not maintain a formal annual cash incentive plan for 2011.  The Compensation Committee instead evaluated general financial performance of the Company during the year, and determined not to pay cash bonuses or grant long-term equity awards to the NEOs.

Determination of Individual Awards. The Company’s goal is to base individual awards on a qualitative review of the NEO’s performance during the year relative to pre-established business and financial objectives.  The Compensation Committee expects to base its determination of the annual incentive (cash bonus) amounts awarded to each of our NEOs on a pooling approach. The Company anticipates this pooling approach will be based on factors such as (i) achievement of targeted financial results, as established in the annual budget process; (ii) maintenance of acceptable asset quality, as measured by payment delinquencies, risk grade profile, net charge-off levels and other relevant metrics; (iii) advancement of business objectives, including growth initiatives; and (iv) discretionary considerations to adjust the pool, as appropriate, based on arising opportunities and outcomes related to the Company’s operations and growth strategy that are not known at the beginning of the year.  The Compensation Committee believes that corporate-wide measures are appropriate performance measurements for the NEOs given that they would:

·	Align NEOs to the long-term interests of shareholders;

·	Offer broader perspective than components focused on individual operating businesses; and

·	Capture key drivers of financial and business performance.

Stock Ownership

The Board of Directors generally believes that the NEOs should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting the Company’s objective of increasing shareholder value. The long-term incentives used by the Company also facilitate the acquisition of shares of the Company’s Common Stock by the NEOs. Pursuant to internal guidelines adopted in March 2012, each NEO is expected to beneficially own at least 10,000 shares of Common Stock throughout the full term of the NEO’s service as a member of executive management. Shares may be acquired over the later of: (i) a period of three years beginning March 1, 2012; or (ii) a period of three years beginning with the date of the initial election of the NEO to executive management, as applicable. Currently, each of the NEOs beneficially owns the requisite number of shares.

Consistent with the Company’s compensation philosophy of rewarding the NEOs based on the long-term success of the Company, the Company’s Code of Ethics and Insider Trading Policy prohibit all employees, including the NEOs, from speculative trading in the Company’s Common Stock and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of the Company’s Common Stock. Additionally, pursuant to internal guidelines, NEOs are prohibited from entering into hedging strategies that protect against downside risk in the Company’s Common Stock.

Tax and Accounting Considerations

Tax Considerations. Section 162(m) of the Code  and related regulations generally impose a $1 million cap on the deductibility of compensation paid to certain executive officers by a public corporation, unless an exception applies. One important exception is for qualified “performance-based compensation.” Compensation does not fail to be performance-based merely because a plan allows payment upon death, disability, or a change of control, although compensation actually paid on death, disability, or change of control will not be performance-based. The Company’s compensation philosophy and policies are intended to comply to the extent possible with Section 162(m). In typical years, when establishing and administering the Company’s compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Section 162(m). However, the Company retains the flexibility to pay compensation that is not eligible for such treatment if it is in the best interest of the Company to do so.

Accounting Considerations. As previously described, for the purposes of certifying the Company’s performance for incentive compensation purposes, the Compensation Committee may adjust the Company’s net income to ensure that the employees are fairly compensated for the actual growth of the Company and not as a result of extraordinary items and events.  For 2011, no incentive compensation was awarded to the NEOs and the Compensation Committee did not perform the exercise of adjusting the Company’s GAAP net income.

Conclusion

The Compensation Committee reviews all components of the Company’s compensation practices for the NEOs. In designing the various components of the total compensation program, the Company intends to take care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short and long-term shareholder value while enabling the Company to retain its talented executives.  The Company believes the total compensation for each NEO is reasonable and that the components of the Company’s compensation program for NEOs are consistent with market standards and with comparable programs of the Peer Group. The compensation program for NEOs is based on the financial performance of the Company compared to both internal business and financial objectives and Peer Group performance.  This practice links NEO performance to the annual financial and operational results of the Company and the long-term financial interests of its shareholders.  The Company further believes that the foregoing compensation philosophy is consistent with the Company’s corporate culture and objectives and has served and will continue to serve as a reasonable basis for administering the total compensation program of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

2011 Summary Compensation

The following table summarizes the cash compensation paid, equity awards granted and other compensation awarded to the Company’s NEOs for each of the three years ended December 31, 2011, December 31, 2010 and December 31, 2009:

Summary Compensation Table

Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($)	($)	($) (3)	($)
James C. Cherry	2011	400,000	-	610,135	-	-	-	14,490	1,024,625
Chief Executive Officer (4)	2010	148,718	75,000	-	952,858	-	-	18,553	1,195,129
	2009	-	-	-	-	-	-	-	-
Bryan F. Kennedy, III	2011	335,000	-	379,639	-	-	-	12,233	726,872
President (5)	2010	282,725	-	-	592,889	-	-	94,489	970,103
	2009	240,000	40,000	-	-	-	-	38,596	318,596
David L. Gaines	2011	335,000	-	460,991	-	-	-	12,233	808,224
Executive Vice President and	2010	124,551	50,000	-	719,937	-	-	382	894,870
Chief Financial Officer (6)	2009	-	-	-	-	-	-	-	-
Nancy J. Foster	2011	300,000	-	379,639	-	-	-	150,780	830,419
Executive Vice President and	2010	37,500	50,000	-	599,228	-	-	68	686,796
Chief Risk Officer (7)	2009	-	-	-	-	-	-	-	-

(1)
Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to stock performance-based restricted stock awards granted during the fiscal year ended December 31, 2011. The assumptions used in the calculation of these amounts are included in Note 17, “Employee and Director Benefit Plans,” in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

These restricted stock awards, which were granted to the NEOs following formation of the Company as holding company for the Bank and as contemplated in connection with the Public Offering and as specified in each NEO’s employment agreement, are subject to vesting conditions linked to the trading price of the Common Stock, and convey voting rights to recipients, but no economic value until they vest. The grants vest in approximately equal one-third increments when the trading price of the Common Stock is equal to or greater than $8.125 (125% of Public Offering price), $9.10 (140% of Public Offering price) and $10.30 (160% of Public Offering price), respectively, in each case for a period of 30 consecutive trading days.

(2)
Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to option awards granted during the fiscal year ended December 31, 2010. The assumptions used in the calculation of these amounts are included in Note 17, “Employee and Director Benefit Plans,” in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

These option awards were granted to the NEOs as contemplated in connection with the Public Offering and as specified in each NEO’s employment agreement. These options vest equally over three years and have an exercise price equal to the Public Offering price, or $6.50 per share.

(3)	The following table lists all amounts included in the “All Other Compensation” column for each NEO:

		Perquisites	Life Premiums	401(k) Matching	Total
		($) (a)	($)	($)	($)
James C. Cherry	2011	-	3,465	11,025	14,490
	2010	17,414	1,139	-	18,553
	2009	-	-	-	-
Bryan F. Kennedy, III	2011	-	1,208	11,025	12,233
	2010	82,185	1,279	11,025	94,489
	2009	26,391	1,180	11,025	38,596
David L. Gaines	2011	-	1,208	11,025	12,233
	2010	-	382	-	382
	2009	-	-	-	-
Nancy J. Foster	2011	142,822	1,208	6,750	150,780
	2010	-	68	-	68
	2009	-	-	-	-

(a)
Total perquisites for Messrs. Cherry, Kennedy and Gaines were less than $10,000 for the year ended December 31, 2011.  Perquisites for Ms. Foster for the year ended December 31, 2011 primarily reflect reimbursement of relocation and moving expenses. Total perquisites for Mr. Gaines and Ms. Foster were less than $10,000 for the year ended December 31, 2010. For the year ended December 31, 2010, perquisites provided to (i) Mr. Cherry consisted of $12,032 for commuting expenses and $5,112 for housing and relocation expenses and (ii) Mr. Kennedy consisted of $56,048 for the transfer of a bank-owned automobile, $2,232 for personal use of a company automobile and $23,905 for club membership fees.  For the year ended December 31, 2009, perquisites provided to Mr. Kennedy consisted of $23,927 for club memberships and $2,464 for non-business related expenses related to the provision of a bank-owned automobile. The Company has discontinued its sponsorship of club memberships and provision of company automobiles for NEOs.

(4)	Mr. Cherry was first employed by the Bank as Chief Executive Officer in connection with its Public Offering in August 2010.

(5)	Mr. Kennedy also served as Chief Executive Officer of the Bank prior to its Public Offering.

(6)	Mr. Gaines was first employed by the Bank as Chief Financial Officer in connection with its Public Offering in August 2010.

(7)	Ms. Foster was first employed by the Bank as Chief Risk Officer in November 2010.

Grants of Plan-Based Awards

The following table summarizes equity awards granted to the Company’s NEOs for the year ended December 31, 2011:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
James C. Cherry	2/24/11	155,925	610,135
Bryan F. Kennedy, III	2/24/11	97,020	379,639
David L. Gaines	2/24/11	117,810	460,991
Nancy J. Foster	2/24/11	97,020	379,639

(1)
Special stock performance-based restricted stock awards vest in three equal installments on August 12, 2011, 2012 and 2013. Approximately one-third of the shares of restricted stock vest when the trading price of the Common Stock is equal to or greater than $8.125, $9.10 and $10.30, respectively, in each case for a period of 30 consecutive trading days.

(2)
Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to special stock performance-based restricted stock awards granted during the fiscal year ended December 31, 2011. The assumptions used in the calculation of these amounts are included in Note 17, “Employee and Director Benefit Plans,” in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following tables summarize outstanding equity awards at December 31, 2011:

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James C. Cherry	121,275 --	242,550 --	6.5000 --	8/12/20 --	-- 155,925	-- 610,135
Bryan F. Kennedy, III	75,460 92,812 --	150,920 -- --	6.5000 9.0900 --	8/12/20 12/14/16 --	-- -- 97,020	-- -- 379,639
David L. Gaines	91,630 --	183,260 --	6.5000 --	8/12/20 --	-- 117,810	-- 460,991
Nancy J. Foster	75,460 --	150,920 --	6.5000 --	8/12/20 --	-- 97,020	-- 379,639

(1)
Option awards include the special option awards were granted to the NEOs as contemplated in connection with the Public Offering and as specified in each NEO’s employment agreement. The purpose of these special awards was to attract Messrs. Cherry and Gaines and Ms. Foster to the Company, and to retain each of the NEOs in order to execute the Company’s business plan. These special options vest equally over three years on August 12, 2011, 2012 and 2013, and have an exercise price equal to the Public Offering price, or $6.50.

(2)
Stock awards are comprised of the special stock performance-based restricted stock awards, which were granted to the NEOs as contemplated in connection with the Public Offering and as specified in each NEO’s employment agreement, are subject to vesting conditions linked to the trading price of the Common Stock, and convey voting rights to recipients, but no economic value until they vest. These special stock grants were awarded in 2011 following Company becoming the holding company for the Bank, rather than concurrently with the  stock options described in footnote 1 above given preclusions under North Carolina banking law which prevent banks from awarding stock grants. The grants vest in approximately equal one-third increments when the trading price of the Common Stock is equal to or greater than $8.125 (125% of Public Offering price), $9.10 (140% of Public Offering price) and $10.30 (160% of Public Offering price), respectively, in each case for a period of 30 consecutive trading days.

Option Exercises and Stock Vested

There were no option award exercises or stock award vesting for NEOs in 2011.

Pension Benefits

The Company does not provide any pension benefits to NEOs.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation opportunities to NEOs.

Potential Payments Upon Termination or Change of Control

As discussed above in “Compensation Discussion and Analysis,” the Bank has entered into employment agreements with each of the NEOs that require us to provide compensation to them in connection with certain events related to a NEO’s termination of employment or change of control of the Company.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Company’s compensation programs and benefits, including stock-based plans and broad-based employee benefit plans. Certain of these benefits and awards are fully vested, and each of the NEOs would receive all of their vested benefits and awards if their employment with the Company ends for any reason.  If an NEO’s employment is terminated for any reason, the NEO will be entitled to the payment of any amount earned and owing under the employment agreement.

Each of the NEOs has stock options granted under the Bank’s 2010 Employee Stock Option Plan and Bryan Kennedy also has stock options granted under the Bank’s 2006 Employee Stock Option Plan (together, the “Options”). Upon the termination of an NEO’s employment with the Company for any reason, all Options of such NEO that are not then exercisable are cancelled and forfeited. All Options of such NEO that are then exercisable are also cancelled and forfeited, except in certain cases related to the NEO’s death, disability, retirement, resignation or termination by the Bank for other than an “immediate termination reason” (similar to “cause” under the employment agreements, described below). In such cases, the Options will remain exercisable for a specified period of time following the termination, ranging from a period of three months to the remaining term of the Options. Upon the effectiveness of the Company’s reorganization as the holding company for the Bank, the Company assumed the Options.

Termination without Cause. If an NEO’s employment is terminated by the Company or by the Bank without “cause,” under the employment agreements the NEO will be entitled (subject to any required six-month delay) to receive an amount equal to two times the NEO’s annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years. In addition, pursuant to the special stock performance-based restricted stock awards granted to each of the NEOs in 2011, if the NEO’s employment is terminated by the Company without “cause,” the stock price performance goals of the restricted stock will be deemed to be satisfied as to all of the shares of restricted stock as long as the NEO has provided continuous services to the Company or an affiliated entity since the grant date of the restricted stock. For these purposes, “cause” means:

·
Material breach of the employment agreement by the NEO which is not cured within 30 days of notice by the Company, including failure to perform duties and responsibilities required under the agreement;

·	Fraud against, material misappropriation from, or material dishonesty to the Company or the Bank by the NEO;

·	Conviction of the NEO of a crime involving breach of trust or moral turpitude or any felony; or

·
Conduct of the NEO amounting to willful misconduct, gross and willful insubordination, gross neglect or inattention to or material failure to perform the NEO’s duties and responsibilities under the agreement, including prolonged absences without the Board of Directors’ consent, following notice from the Company and the failure to cure (if applicable) within 10 days.

Voluntary Termination with Good Reason.  Each NEO has the right to terminate his or her employment voluntarily at any time for “good reason.” “Good reason” is generally defined in the employment agreements to include material reductions in the NEO’s base salary or in the NEO’s authority, responsibilities or duties. If an NEO terminates employment for “good reason,” the NEO will be entitled to receive the termination compensation and other benefits described above under “Termination without Cause.”

Change of Control. The employment agreements provide that if an NEO voluntarily resigns (with or without “good reason”) within six months following a “change of control,” the NEO will be entitled (subject to any required six-month delay) to receive an amount equal to two times the NEO’s annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years. For these purposes, “change of control” means a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Code, using 50 percent for purposes of determining an “effective change of control” and 85 percent for purposes of determining “a substantial portion of the assets of a corporation. However, a “change of control” will not include a merger, reorganization, consolidation, share exchange or other transaction where the holders of the Company’s common stock continue to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Company or other surviving company representing more than 50 percent of the value or ordinary voting power to elect directors of such company.

The terms of the Options provide that, in the event of a “change of control,” all Options then outstanding, which are not then exercisable and vested, will become fully exercisable and vested. For these purposes, “change of control” means the occurrence of any of the following events:

·
Consummation of a tender offer or exchange offer for the ownership securities representing 25% or more of the voting power of the Bank’s securities, and the effect of such transaction is to take over and control the affairs of the Bank;

·
Adoption by the Bank’s stockholders of a plan of merger or consolidation, as a result of which, less than a majority of the outstanding voting securities of the surviving corporation would then be owned by the former stockholders of the Bank;

·	Transfer by the Bank of substantially all of its assets to another corporation or entity that is not a wholly owned subsidiary of the Bank;

·
Any person becomes the beneficial owner, directly or indirectly, of securities representing 25% or more of the voting power of the Bank’s securities, and the effect of such ownership is to take over and control the affairs of the Bank (other than in the case of a holding company reorganization); or

·
As the result of a tender offer, merger, consolidation, sale of assets, or contested election (or any combination thereof), the members of the Bank’s board of directors immediately before the transaction cease to constitute at least a majority thereof.

Release and Non-Disparagement Agreement. The payment of any amount to an NEO in connection with a termination of employment is subject to the NEO’s execution of a release and non-disparagement agreement.

Non-Competition and Non-Solicitation Provisions.  An NEO’s receipt of the severance or change of control payments described above is subject to the NEO’s compliance with the non-competition and non-solicitation provisions of the NEO’s employment agreement. These provisions generally prohibit the NEO, during the term of the agreement and for one year following termination of employment for any reason, from competing with the Bank or working for a competitor within the Bank’s banking footprint, from soliciting the Bank’s customers or actively pursued potential customers with whom the NEO has had material contact, and from soliciting employees of the Bank with whom the NEO has had material contact. If an NEO breaches any of these provisions, the NEO is required to repay a pro rata portion of the amount otherwise payable to the NEO based on the period following the termination of employment during which the NEO complied with the covenants.

The potential payments to the NEOs under these agreements and other existing plans, awards and arrangements in the event of their termination of employment or a change in control as of December 31, 2011 are shown in the table below.

	Involuntary Termination by Company w/out Cause	Involuntary Termination by Company with Cause	Voluntary Termination by Employee for Good Reason	Voluntary Termination by Employee w/out Good Reason	Voluntary Resignation by Employee Withing Six Months of Change of Control with or w/out Good Reason	Termination in the Event of Disability	Termination in the Event of Death
	($) (1)	($)	($) (1)	($)	($) (1)	($)	($) (2)
James C. Cherry
Cash Severance	800,000	-	800,000	-	800,000	-	-
Intrinsic Value of Unvested Stock Options	-	-	-	-	-	-	-
Intrinsic Value of Unvested Restricted Stock (3)	636,174	-	636,174	-	636,174	-	-
Benefits and Perquisites	-	-	-	-	-	-	100,000
Total Benefit	1,436,174	-	1,436,174	-	1,436,174	-	100,000
Bryan F. Kennedy, III
Cash Severance	670,000	-	670,000	-	670,000	-	-
Intrinsic Value of Unvested Stock Options	--	-	--	-	--	-	-
Intrinsic Value of Unvested Restricted Stock (3)	395,842	-	395,842	-	395,842	-	-
Benefits and Perquisites	--	-	--	-	--	-	100,000
Total Benefit	1,065,842	-	1,065,842	-	1,065,842	-	100,000
David L. Gaines
Cash Severance	670,000	-	670,000	-	670,000	-	-
Intrinsic Value of Unvested Stock Options	--	-	--	-	--	-	-
Intrinsic Value of Unvested Restricted Stock (3)	481	-	481	-	481	-	-
Benefits and Perquisites	--	-	--	-	--	-	100,000
Total Benefit	670,481	-	670,481	-	670,481	-	100,000
Nancy J. Foster
Cash Severance	600,000	-	600,000	-	600,000	-	-
Intrinsic Value of Unvested Stock Options	--	-	--	-	-	-	-
Intrinsic Value of Unvested Restricted Stock (3)	395,842	-	395,842	-	395,842	-	-
Benefits and Perquisites	--	-	--	-	-	-	100,000
Total Benefit	995,842	-	995,842	-	995,842	-	100,000

(1)
Each NEO is entitled to (a) an amount equal to two times his or her annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years; and (b) vesting of special performance-based restricted stock awards grants, shown above with an intrinsic value equal to the closing price of the Common Stock at December 31, 2011 of $4.08 per share.

(2)	Represents life insurance death benefit, assuming the NEO has designated at least one beneficiary.

(3)
The closing price of the Company’s common stock at December 31, 2011 was less than the exercise price of the stock options granted, therefore, there is no intrinsic value for the unvested stock options.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this Proxy Statement is management’s report on the Company’s compensation program and, among other things, explains the material components of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussions the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Submitted by the Compensation and Development Committee of the Board of Directors, whose current members include:

Thomas B. Henson, Chair Leslie M. (Bud) Baker, Jr. Larry W. Carroll

COMPENSATION AND DEVELOPMENT COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during all of 2011 were Thomas B. Henson, Chair, Leslie M. (Bud) Baker, Jr. and Larry W. Carroll.  None of the individuals who served as a member of the Compensation Committee were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee annually reviews and assesses the adequacy of the Audit Committee charter.

Management is responsible for the Company’s internal controls and the financial reporting process. Dixon Hughes Goodman LLP, the Company’s independent auditors, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements.  The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors.  The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Board in Rule 3200T and No. 114, “The Auditor's Communication With Those Charged With Governance.”

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

SUBMITTED BY THE AUDIT COMMITTEE Larry W. Carroll (Chair) Walter C. Ayers Jean E. Davis Patricia C. Hartung Jeffrey S. Kane

PROPOSAL 2

RATIFICATION OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Although the Audit Committee has the sole authority to select and appoint the independent registered public accounting firm, the Board of Directors deems it advisable to obtain your ratification of this appointment.  In recommending to the Board of Directors that Dixon Hughes Goodman be retained as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by Dixon Hughes Goodman was compatible with maintaining Dixon Hughes Goodman’s independence and concluded that it was.

Representatives of Dixon Hughes Goodman are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Dixon Hughes Goodman as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2012. Properly submitted proxies will be voted FOR ratification of the appointment of Dixon Hughes Goodman unless otherwise specified. If the shareholders do not ratify the appointment of Dixon Hughes Goodman, the Audit Committee will consider a change in independent registered public accounting firm for the next fiscal year.

Fees

The fees billed or incurred by Dixon Hughes Goodman for services rendered to the Company for the fiscal years indicated were as follows:

	Fiscal Year Ended
Fee Type	December 31, 2011	December 31, 2010
Audit Fees ($) (1)	331,411	193,646
Audit Related Fees ($) (2)	19,518	900
Tax Fees ($) (3)	18,025	10,110
All Other Fees ($)	0	0
Total Fees ($)	368,954	204,656

(1)
These amounts were incurred for audit services and quarterly review services for the respective fiscal years, and for services rendered in connection with (a) in 2011, the Company’s Registration Statements on Forms S-8 and S-4 and a HUD audit; and (b) in 2010, the Bank’s Registration Statement on Form 10.

(2)	These amounts were incurred for accounting consultation services for the respective fiscal years and, in 2011, review of press releases and investor presentations.

(3)	These amounts were incurred for preparation of federal and state tax returns for the respective fiscal years and, in 2011, tax consultation on merger-related matters.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent public accountants.  As part of this responsibility, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent public accountants in order to assure that they do not impair the accountant’s independence from the Company.  Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent public accountants must be pre-approved.

Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement.  Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis.  In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits.  If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred.  The Audit Committee reviews requests for the provision of audit and non-audit services by the Company’s independent public accountants and determines if they should be approved.  Such requests could be approved either at a meeting of the Audit Committee or upon approval by the Chair of the Audit Committee, or another member of the Audit Committee designated by the Chair.  If a permissible non-audit service is approved by the Chair or his designee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with SEC rules on auditor independence and is compatible with maintaining the independence of the Company’s independent public accountants.

All of the fees paid to Dixon Hughes Goodman in 2011 were pre-approved by the Audit Committee.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act requires the Company to seek an advisory (nonbinding) vote from our shareholders to approve the compensation of the NEOs, as disclosed in the Compensation Discussion and Analysis and related tabular and narrative disclosures included in this Proxy Statement. Accordingly, the Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for NEOs by voting for or against the following resolution. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement set forth for its 2012 Annual Meeting of Shareholders.”

The Board of Directors believes that the compensation of the NEOs for the 2011 fiscal year is reasonable and appropriate, is justified by the Company’s performance and is the result of a carefully considered approach.

The Board of Directors recommends that you approve the compensation of our NEOs as disclosed in this Proxy Statement by voting FOR the above proposal.  Properly submitted proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act requires the Company to seek an advisory (nonbinding) vote of our shareholders on the frequency of an advisory “say on pay” vote. Accordingly, the Company is presenting the following proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal 3, in our proxy statement. The Board of Directors has determined that having an advisory “say on pay” vote annually is the most appropriate policy for the Company at this time.  While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Although the Board of Directors currently believes that holding an advisory “say on pay” vote on executive compensation each year, it may reassess this issue periodically and in the future may decide that it is in the best interest of our shareholders and the Company to hold an advisory “say on pay” vote more or less frequently than the option preferred by our shareholders.

The proxy card provides shareholders with four choices (every one, two or three years, or abstain). Shareholders are not voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors recommends that you vote FOR a frequency of every “ONE year.” Properly submitted proxies will be voted FOR a frequency of every “ONE year” unless otherwise specified.

TRANSACTIONS WITH RELATED PERSONS
AND CERTAIN CONTROL PERSONS

The Company’s Code of Ethics provides that personal interests of directors, officers and employees of the Company must not interfere with, or appear to interfere with, the interests of the Company. Directors, officers and employees of the Company may not compete with the Company or disadvantage the Company by taking for personal gain corporate opportunities or engage in any action that creates actual or apparent conflicts of interest with the Company. Any director or officer involved in a transaction with the Company or that has an interest or a relationship that reasonably could be expected to give rise to a conflict of interest must report the matter promptly to the Audit Committee, which is responsible for determining if the particular situation is acceptable.

The Company does not have a formal policy regarding the review, approval or ratification of related party transactions. As transactions are reported, however, the Audit Committee considers any related party transactions on a case-by-case basis to determine whether the transaction or arrangement was undertaken in the ordinary course of business and whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party. If any member of the Audit Committee is interested in the transaction, that member will recuse himself from the discussion and decision on the transaction.

The Company, through the Bank, engages in loan transactions and maintains accounts with its directors, executive officers, principal shareholders and their related interests (collectively referred to as “related parties”). All such transactions between the Bank and related parties were made in the ordinary course of business and on substantially the same terms, including interest rates, and collateral as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectability or present other unfavorable features. The Company expects to continue to enter into transactions in the ordinary course of business on similar terms with related parties.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested” director not participating and dollar limitations on amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors, certain officers and beneficial owners of more than ten percent of the Company’s Common Stock to file reports with the SEC indicating their holdings of and transactions in the Company’s equity securities and to provide copies of such reports to the Company.  To the Company’s knowledge, based solely on a review of such copies or written representations relating thereto, insiders of the Company complied with all filing requirements for 2011.

SHAREHOLDER PROPOSALS

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for its 2013 Annual Meeting of Shareholders is December 17, 2012.  In addition, a shareholder proposal to be submitted at the 2013 Annual Meeting of Shareholders (but not required to be included in our proxy statement), including nominations for election to the Board of Directors, must comply with Article II, Section 13 or Article III, Section 7, as applicable, of the Company’s Bylaws. These provisions require that a shareholder give written notice to the Company’s Secretary at least 60 but not more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Consequently, any shareholder proposal to be submitted at the 2013 Annual Meeting of Shareholders (but not required to be included in our proxy statement) will not be considered timely unless the notice required by our Bylaws is delivered to the Secretary not later than the close of business on March 31, 2013 and not earlier than the close of business on March 1, 2013.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules permit registrants to send a single copy of this Proxy Statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant.  The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Company’s Common Stock.  If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding notification from your broker.  Please contact your broker directly if you have any questions, require additional copies of the proxy materials, or wish to revoke your decision to household, and thereby receive multiple copies of the proxy materials.  Those options are available to you at any time.

ANNUAL REPORT

We filed an Annual Report on Form 10-K with the SEC on March 14, 2012. We make available through our website (www.parksterlingbank.com) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Shareholders may also obtain a copy of these reports, without charge, upon request to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, Charlotte, North Carolina 28204, Attention: Secretary.

OTHER MATTERS

As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast in the discretion of the proxy holders at the Annual Meeting.  The Board of Directors does not know of any such other business.

By order of the Board of Directors Stephen A. Arnall Secretary

April 16, 2012

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF
PARK STERLING CORPORATION

To be held on May 30, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Stephen A. Arnall and Lee Lee M. Lee (the “Proxies”), and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent and vote, as indicated below, all shares of the common stock of Park Sterling Corporation (the “Company”) that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina at 8:30 a.m. local time on May 30, 2012, and at any adjournments or postponements thereof, upon matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement as set forth below.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted: “FOR” all nominees in Proposal 1; “FOR” Proposal 2; “FOR” Proposal 3; and “FOR” a frequency of ONE year in Proposal 4. Each of these matters was proposed by the Board of Directors of the Company. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders. The Company has no notice of any other business to come before the Annual Meeting of Shareholders.

The Board of Directors of the Company recommends that you vote “FOR” all nominees in Proposal 1; “FOR” Proposal 2; “FOR” Proposal 3; and “FOR” a frequency of ONE year in Proposal 4.

1.
PROPOSAL to elect the following three nominees as directors to serve for terms expiring at the Company’s Annual Meeting of Shareholders in 2015 or until such nominee’s earlier resignation or retirement or until a successor is elected and qualifies to serve.

JAMES C. CHERRY                                           PATRICIA C. HARTUNG                                                             THOMAS B. HENSON

☐	FOR all nominees	☐	WITHHOLD AUTHORITY to vote for all nominees	☐	FOR all nominees except

Instruction: To withhold authority to vote for one or more nominees, mark “FOR all nominees except” and write that nominee’s name on the line below.
__________________________________________________________________________________________

2.	PROPOSAL to ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

☐  FOR                      ☐  AGAINST                                ☐  ABSTAIN

3.	PROPOSAL to provide an advisory (nonbinding) vote on the compensation of the Company’s named executive officers.

☐  FOR                       ☐AGAINST                                 ☐ABSTAIN

4.	PROPOSAL to provide an advisory (nonbinding) vote on the frequency of advisory (nonbinding) votes on the compensation of the Company’s named executive officers every:

☐	ONE year	☐	TWO years	☐	THREE years	☐	ABSTAIN

5.   At the discretion of the Proxies, upon such other matters as may properly come before the Annual Meeting of Shareholders.

Dated:______________________________________________, 2012

____________________________________________                                                               _____________________________________________
Signature                                                                                                                                                     Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

YOU MAY USE THIS PROXY CARD TO VOTE AND APPOINT YOUR PROXY VIA MAIL.
ALTERNATIVELY, YOU MAY VOTE AND APPOINT YOUR PROXY VIA THE INTERNET.
PLEASE SEE THE REVERSE SIDE FOR INSTRUCTIONS.

Control Number:

TO VOTE AND APPOINT YOUR PROXY VIA MAIL

Mark, sign, date and promptly return this proxy card in the enclosed envelope.

TO VOTE AND APPOINT YOUR PROXY VIA THE INTERNET

Visit https://www.shareholderlink.com/fss/park/pxsignon.asp and, when prompted, enter your 12-digit control number printed above.

All proxy appointments and votes cast by Internet must be completed and submitted by 5:00 p.m. on May 29, 2012.  Your Internet appointment authorizes the named Proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.  You may revoke your Internet appointment by revisiting the website and changing your vote prior to 5:00 p.m. on May 29, 2012, or by any method sufficient to revoke an appointment of proxy, as described in the accompanying Proxy Statement.

IMPORTANT:  To ensure that a quorum is present, please send in your proxy card via mail or appoint a proxy via the Internet whether or not you plan to attend the Annual Meeting of Shareholders in person.  You will still be able to vote in person at the Annual Meeting of Shareholders if you so desire.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 30, 2012

The Proxy Statement and form of proxy for the Company’s Annual Meeting of Shareholders and the Company’s annual report to shareholders for the year ended December 31, 2011 are available on https://www.shareholderlink.com/fss/park/pxsignon.asp.

To obtain directions to be able to attend the Annual Meeting of Shareholders and vote in person, please contact Stephen A. Arnall, Secretary of the Company,  at 704-716-2134.

  Proxy:                                                      Shares: